Exhibit 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Chief Operating Officer &
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK ANNOUNCES STRATEGIC RESTRUCTURING

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COMPANY IS STREAMLINING MERCHANDISE BRANDS

AND STORE NAMEPLATES AND

IMPLEMENTING COST REDUCTIONS

Philadelphia, PA, July 1, 2008 — Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced a strategic restructuring and streamlining of its merchandise brands and store nameplates and the implementation of cost reduction initiatives to improve the long-term profitability of its business.  The Company has also announced today that it remains comfortable with its previously announced earnings per share guidance range for the third quarter of fiscal 2008 and the full fiscal year 2008 as detailed in its April 23, 2008 press release.

The Company will expand its A Pea in the Pod® brand, which is the leading luxury maternity apparel brand in the United States, to include the Company’s distinctive and stylish mid-market Mimi Maternity® merchandise assortments.  The Mimi Maternity product line will be re-branded under the A Pea in the Pod brand beginning with the Spring 2009 collection, which will debut beginning in November 2008.  Also beginning with the debut of the Spring 2009 collection, the Company’s current luxurious A Pea in the Pod brand merchandise assortment will be re-branded as A Pea in the Pod Collection™, to emphasize its exclusive designer brand positioning.

The Company will also restructure and streamline its store nameplates beginning in January 2009.  The Company plans to rename its single-brand Mimi Maternity stores (consisting of 48 stores as of June 30, 2008) as A Pea in the Pod, in order to align with the re-branding of the Mimi Maternity product line under the A Pea in the Pod brand.  In addition, the Company plans to rename its multi-brand Mimi Maternity stores as Destination Maternity®, in order to better communicate to its customers the multi-brand nature of these store formats.  As of June 30, 2008, the Company’s multi-brand Mimi Maternity stores consist of 41 two-brand Mimi combo stores, which currently carry merchandise under both the Mimi Maternity and

Motherhood Maternity® brands, and 3 three-brand Mimi triplex stores, which currently carry merchandise under the Mimi Maternity, Motherhood Maternity and A Pea in the Pod brands.

The Company’s Motherhood Maternity merchandise brand and store nameplate, which serves the value-priced portion of the maternity apparel industry with a broad assortment of quality fashion at everyday low prices, will not be affected by this merchandise brand and store nameplate restructuring.

The following table sets forth the Company’s store count by nameplate as of June 30, 2008, both on an actual basis (before giving effect to the January 2009 store nameplate restructuring), and on a pro forma basis after giving effect to the planned January 2009 store nameplate restructuring and streamlining.

	Store Count as of June 30, 2008
	Actual	Pro Forma
Store Nameplate	(before giving effect to store nameplate restructuring)	(after giving effect to store nameplate restructuring)

Motherhood Maternity	620	620
A Pea in the Pod	31	79
Destination Maternity	18	62
Mimi Maternity
- single-brand Mimi stores	48	—
- two-brand Mimi combo stores	41	—
- three-brand Mimi triplex stores	3	—
- Total Mimi Maternity stores	92	—

Total Stores	761	761

Partially as a result of the strategic restructuring and streamlining of its merchandise brands and store nameplates, as well as from the Company’s initiatives to reduce overall SKU counts and to improve business profitability through a general reduction of its cost structure, Mothers Work announced that it is reducing its corporate headcount.  The Company expects to incur pre-tax expense of approximately $0.9 million from its restructuring and headcount reduction actions, consisting of approximately $0.5 million for cash severance expense and severance-related benefits, and approximately $0.4 million of non-cash expense for accelerated depreciation expense of existing store signs resulting from planned store signage changes.   Of the $0.9 million expense associated with these actions, the Company expects approximately $0.7 million to be recorded in the fourth quarter (ending September 30, 2008) of fiscal 2008, and approximately $0.2 million to be recorded in the first quarter of fiscal 2009.  The Company expects to realize approximately $5 million of annualized expense savings from these actions, primarily consisting of reductions in employee payroll and benefits expenses, beginning in the fourth quarter of fiscal 2008.

Rebecca Matthias, President and Chief Creative Officer of the Company, commented “We are simplifying our business model, cutting overhead costs and streamlining our merchandise assortments to drive the best possible results both during this difficult economic period and for the long term.  We feel strongly that the strategic restructuring and streamlining of our merchandise brands and store nameplates will help improve our long-term profitability by simplifying our brand structure and leveraging both our renowned A Pea in the Pod luxury brand and our growing multi-brand Destination Maternity store brand.  Our A Pea in the Pod brand is far and away the leading luxury maternity apparel brand in the United States, and we believe that our distinctive and stylish mid-market Mimi Maternity merchandise assortments will be enhanced by the expertise and creative focus of our restructured A Pea in the Pod merchandising and design team.  Our restructured A Pea in the Pod merchandising and design team will leverage the skills of our most talented merchants and designers from both our current A Pea in the Pod and Mimi Maternity product teams, which we believe will lead to improved merchandise assortments for our customers, with lower SKU count and overall inventory level, providing a more shoppable store environment for our customers and a reduced cost structure for these brands.

“Also, we believe our current multi-brand store nameplate structure is somewhat confusing to our customers, since some Mimi Maternity stores carry only Mimi Maternity product, others carry both Mimi and Motherhood Maternity product, and others carry Mimi Maternity, Motherhood Maternity and A Pea in the Pod product.  We believe that the renaming of all of these multi-brand stores as Destination Maternity will better communicate to our customers the multi-brand nature of these store formats, and will help increase the awareness and market presence of our already very successful Destination Maternity store nameplate.

“We are also taking actions to streamline the merchandise assortments in all of our brands, including in our Motherhood Maternity brand, with planned SKU reductions, in order to present a more shoppable store experience for our customers, while helping the Company achieve a planned reduction of inventory level, increase in inventory turn, and reduction of Company cost structure.

“We recognize the need to reduce the overall cost structure of our business in order to strengthen our organization for the long term and to improve our profitability.  Thus, partially as a result of the restructuring of our merchandise brands and store nameplates, but also as a result of our SKU reduction initiatives and our efforts to identify general corporate expense savings, we have made the difficult decision to reduce our corporate staffing levels.  We believe this staff reduction action is a necessary element of our strategic actions to help make us a stronger company with a more competitive cost structure and improved profitability outlook, both in the near term and in the long term.

“We realize that we are faced with a weak overall economic and retail environment and, thus, we are managing our inventory and all of our expenditures very tightly.  We believe these actions we have announced today are important additional steps to help us reduce our inventory levels and our cost structure and to increase our generation of free cash flow.  Since March 19, 2008, we have prepaid $13 million of our Term Loan and, even with this prepayment, we had no outstanding borrowings under our credit facility at June 30, 2008 and we expect to have none at the end of fiscal 2008.

“We remain comfortable with our previously announced earnings per share guidance range for the third quarter of fiscal 2008 and the full fiscal year 2008 as detailed in our April 23, 2008 press release.  Looking forward to fiscal 2009, we expect to generate higher earnings than fiscal 2008, while generating significant positive free cash flow which would enable further potential debt prepayments.  We will report results for our third quarter and hold an investor conference call on Tuesday, July 29, 2008.”

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of June 30, 2008, Mothers Work operates 1,055 maternity locations, including 761 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites.  In addition, Mothers Work distributes its Oh Baby by Motherhood™ collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected expense savings, results of operations, liquidity and financial condition, free cash flow, potential debt prepayments, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our various business initiatives, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base, weather, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.